File No. 70-10196



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT No. 2 to
                                    FORM U-1
                                   APPLICATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            _________________________________________________________

                                     E.ON AG
                              E.ON UK Holding GmbH

                                  E.ON-Platz 1
                                40479 Dusseldorf
                                     Germany

                          E.ON UK Holding Company Ltd.
                                Powergen Limited

                                  Westwood Way
                             Westwood Business Park
                                Coventry CV4 8LG
                                 United Kingdom
            ________________________________________________________
                  (Name of companies filing this statement and
                    Addresses of principal executive offices)

                                     E.ON AG
                    (Name of top registered holding company)
            ________________________________________________________

                               Karl-Heinz Feldmann
                     General Counsel, Senior Vice President
                              General Legal Affairs
                                     E.ON AG
                                  E.ON-Platz 1
                                40479 Dusseldorf
                                     Germany
                         Telephone: 011-49-211-4579-388
                         Facsimile: 011-49-211-4579-610
                        _________________________________
                   (Names and addresses of agents for service)


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      The Commission is also requested to send copies of any communications in connection with this matter to:

                              Markian M. W. Melnyk
                                Serena N. Minott
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           1875 Connecticut Ave., N.W.
                                   Suite 1200
                             Washington, D.C. 20009
                                 (202) 986-8000

     E.ON AG ("E.ON"), E.ON UK Holding GmbH ("UK Holding"), E.ON UK Holding Company Ltd. ("UK Ltd.") and Powergen Limited ("Powergen") (collectively, the "Applicants") hereby submit this Pre-Effective Amendment Number 2 to amend Item 6 of their Application on Form U-1 as amended and filed with the Securities and Exchange Commission on September 21, 2004 in File No. 70-10196.

Item 6.  Exhibits and Financial Statements

A.   Exhibits.


     A    E.ON Press Release dated May 6, 2003 (previously filed).

     B    E.ON Press Release dated August 14, 2003 (previously filed).

     C    Opinion of Counsel.


B.   Financial Statements.

          Not applicable.



                                    SIGNATURE

     Pursuant to the Public Utility Holding Company Act of 1935, Applicants have duly caused this Amendment No. 2 to be signed on their behalf by the undersigned thereunto duly authorized.



                                  E.ON AG

                                  By:    /s/ Karl-Heinz Feldmann
                                         -----------------------
                                  Name:  Karl-Heinz Feldmann
                                  Title: General Counsel, Senior Vice President,
                                         Legal Affairs
                                  Date:  October 28, 2004


                                  By:    /s/ Michael C. Wilhelm
                                         ----------------------
                                  Name:  Michael C. Wilhelm
                                  Title: Senior Vice President, Accountant
                                  Date:  October 28, 2004


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                                  EXHIBIT INDEX
                                  -------------


     Exhibit C  Opinion of Counsel.